UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): August 3, 2011 (August 1, 2011)
Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	001-14956 (Commission File Number)	98-0448205 (I.R.S Employer Identification No.)
7150 Mississauga Road,
Mississauga, Ontario,
Canada L5N 8M5
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (905) 286-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arguments of Certain Officers.
On August 1, 2011, upon recommendation of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Valeant Pharmaceuticals International, Inc. (the “Company”), the Board appointed Ronald H. Farmer a director of the Board. Mr. Farmer was appointed to a term that expires at the Company’s 2012 annual shareholder meeting. Mr. Farmer will participate in the Company’s Director Share Unit Plan and will be paid in accordance with the compensation guidelines applicable to the Company’s directors generally (which currently provide for an annual grant of restricted stock units with a fair market value of $220,000, quarterly retainer in the amount of $15,000 and additional compensation based on his membership on the committees of the Board).
Mr. Farmer is the Managing Director of Mosaic Capital Partners, a Toronto-based holding company with interests in several private companies in Canada and the United States. Mr. Farmer is also Director Emeritus of McKinsey & Company where he spent 25 years in the Toronto and New York offices prior to his retirement in 2003. At McKinsey, he worked with leading global corporations in a variety of industries on strategy and organization challenges and held a number of leadership positions, including serving as a Managing Partner of the Canadian practice from 1991 to 1997 and co-leading its Global eBusiness practice. He was also Chairman of the committee responsible for electing new partners, as well as a member of the committee responsible for partner performance evaluation. He also served on McKinsey’s Shareholder Council (board of directors).
Mr. Farmer is a director on several private company boards including Integran Technologies, PowerMetal Technologies and Boatracs Inc. He has also been a director of the Bank of Montreal since 2004 where he serves on the Audit and the Human Resources Committees. He also serves on the Advisory Council of the Schulich School of Business.
Mr. Farmer holds a BA and MBA from The University of Western Ontario. He resides in Ontario, Canada.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
Date: August 3, 2011	By:	/s/ Robert Chai-Onn
Robert Chai-Onn
Executive Vice President, General Counsel and Corporate Secretary